Exhibit 99.1

Investors Title Company Announces Record Fourth Quarter and Fiscal Year 2019 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--February 11, 2020--Investors Title Company today announced results for the fourth quarter and year ended December 31, 2019.

For the year, net income attributable to the Company increased 43.7% to a record $31.5 million, or $16.59 per diluted share, versus $21.9 million, or $11.54 per diluted share, in the prior year. For the quarter, net income attributable to the Company increased to a record $11.4 million, or $6.00 per diluted share, versus $135,000, or $0.07 per diluted share, in the prior year period.

Revenues for the year increased 17.4% to a record $183.5 million, compared with $156.3 million in the prior year. Revenues benefitted from a $10.3 million increase in the fair value of equity security investments, compared to a $4.1 million decrease in the fair value of equity security investments in the prior year. In addition, net premiums written increased 5.6% to $145.8 million, a new record. The increase in premiums stemmed from a favorable interest rate environment, continued increases in home prices and a high level of home sales activity. Finally, revenues from non-title services increased $2.8 million due mainly to growth in our like-kind property exchange business.

Operating expenses increased 11.2% to $143.7 million, compared with $129.2 million in the prior year. Higher premium levels drove an increase in agent commissions. Personnel expenses increased due to normal inflationary increases in salaries and benefits, growth in staffing levels associated with higher activity levels and targeted investments in key areas of our business, and continued support of multi-year technology initiatives. The claims provision was higher due to less favorable loss development and higher incurred claims in the current period.

Income before income taxes increased to $14.6 million and $39.8 million for the quarter and year ended December 31, 2019, versus $470,000 and $27.1 million in the prior year periods, respectively. Excluding the impact of changes in the fair value of equity security investments, income before income taxes (non-GAAP) increased $3.3 million in the current quarter and decreased $1.7 million in the current year compared with the same periods in the prior year (see Appendix A for a reconciliation of GAAP to non-GAAP measures used in this press release.)

Chairman J. Allen Fine commented, “We are pleased to report another year of strong performance for the Company. For both the quarter and the year, the Company set new records for revenues, premiums, and earnings. A strong economy led to another year of increases in the level of home sales and average real estate values, while historically low interest rates drove a sharp increase in the level of refinance activity.

Even though claims expense increased, we continued to experience a low level of overall claims activity. We believe this is the result of market factors driving foreclosure rates to pre-recession levels, as well as our own efforts to improve the risk profile of our Company and our business partners.

As we head into the new year, we are optimistic that the strength in the economy will result in conditions favorable for continued strength in the real estate market. Regardless of market conditions, however, we remain focused on enhancing our competitive strengths, profitably expanding our market presence, and strengthening our financial position.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

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Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three and Twelve Months Ended December 31, 2019 and 2018 (in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Revenues:
Net premiums written	$41,900	$34,002	$145,842	$138,125
Escrow and other title-related fees	1,858	1,631	7,474	7,096
Non-title services	2,478	1,999	9,922	7,082
Interest and dividends	1,147	1,238	4,752	4,619
Other investment income	1,147	828	3,191	3,107
Net realized investment gains (losses)	141	(739)	1,340	(110)
Changes in the estimated fair value of equity security investments	4,085	(6,756)	10,303	(4,130)
Other	128	83	678	470
Total Revenues	52,884	32,286	183,502	156,259

Operating Expenses:
Commissions to agents	21,519	16,833	72,780	65,775
(Benefit) Provision for claims	(78)	(487)	3,532	(332)
Personnel expenses	11,187	10,318	46,058	43,552
Office and technology expenses	2,451	2,210	9,254	8,813
Other expenses	3,234	2,942	12,055	11,382
Total Operating Expenses	38,313	31,816	143,679	129,190

Income before Income Taxes	14,571	470	39,823	27,069

Provision for Income Taxes	3,191	337	8,365	5,210

Net Income	11,380	133	31,458	21,859

Net Loss Attributable to Noncontrolling Interests	—	2	—	33

Net Income Attributable to the Company	$11,380	$135	$31,458	$21,892

Basic Earnings per Common Share	$6.03	$0.07	$16.66	$11.60

Weighted Average Shares Outstanding – Basic	1,889	1,887	1,888	1,887

Diluted Earnings per Common Share	$6.00	$0.07	$16.59	$11.54

Weighted Average Shares Outstanding – Diluted	1,896	1,896	1,896	1,897

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of December 31, 2019 and 2018 (in thousands) (unaudited)

	December 31, 2019	December 31, 2018
Assets

Cash and cash equivalents	$25,949	$18,694

Investments:
Fixed maturity securities, available-for-sale, at fair value	104,638	88,957
Equity securities, at fair value	61,108	48,489
Short-term investments	13,134	32,787
Other investments	13,982	12,436
Total investments	192,862	182,669

Premiums and fees receivable	12,523	12,128
Accrued interest and dividends	1,033	946
Prepaid expenses and other receivables	5,519	7,288
Property, net	9,776	10,304
Goodwill and other intangible assets, net	10,275	10,780
Operating lease right-of-use assets	4,469	—
Other assets	1,487	1,459
Total Assets	$263,893	$244,268

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$31,333	$31,729
Accounts payable and accrued liabilities	28,318	27,735
Operating lease liabilities	4,502	—
Current income taxes payable	1,340	4,981
Deferred income taxes, net	7,038	4,184
Total liabilities	72,531	68,629

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,889 and 1,887 shares issued and outstanding as of December 31, 2019 and 2018, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	188,262	174,690
Accumulated other comprehensive income	3,100	949
Total stockholders’ equity	191,362	175,639
Total Liabilities and Stockholders’ Equity	$263,893	$244,268

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Twelve Months Ended December 31, 2019 and 2018 (in thousands) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019	%	2018	%	2019	%	2018	%
Branch	$11,527	27.5	$10,047	29.5	$40,638	27.9	$41,305	29.9

Agency	30,373	72.5	23,955	70.5	105,204	72.1	96,820	70.1

Total	$41,900	100.0	$34,002	100.0	$145,842	100.0	$138,125	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2019 and 2018
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of changes in the estimated fair value of equity security investments, which are recognized in net income under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenues
Total revenues (GAAP)	$52,884	$32,286	$183,502	$156,259
Subtract: Changes in the estimated fair value of equity security investments	(4,085)	6,756	(10,303)	4,130
Adjusted revenues (non-GAAP)	$48,799	$39,042	$173,199	$160,389

Income before Income Taxes
Income before income taxes (GAAP)	$14,571	$470	$39,823	$27,069
Subtract: Changes in the estimated fair value of equity security investments	(4,085)	6,756	(10,303)	4,130
Adjusted income before income taxes (non-GAAP)	$10,486	$7,226	$29,520	$31,199

Contacts

Elizabeth B. Lewter
(919) 968-2200